UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2016

(Exact name of registrant as specified in its charter)

Delaware	1-12804	86-0748362
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4646 E. Van Buren Street, Suite 400

Phoenix, Arizona 85008

(Address of principal executive offices) (Zip Code)

(480) 894-6311

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Audra Taylor, the Vice President and Chief Accounting Officer of Mobile Mini, Inc. (the “Company”), has left the Company, effective August 16, 2016. The Company has also appointed Chad Ainsworth as its new Vice President and Chief Accounting Officer, effective as of August 22, 2016.

Mr. Ainsworth, age 33, previously served as Vice President, Finance and Controller of Origami Owl, LLC from May, 2015 until August 2016 and Vice President and Controller from December 2013 until May, 2015. From August 2005 until December 2013, Mr. Ainsworth held various positions with KPMG, LLP, most recently as an Audit Senior Manager.

Mr. Ainsworth holds a Bachelor degree in Business Administration—Accounting and a Masters degree in Accounting from the University of Arizona and is a registered Certified Public Accountant.

In connection with his appointment as Vice President and Chief Accounting Officer, Mr. Ainsworth will receive an annual base salary of $210,000. Mr. Ainsworth is eligible for an incentive bonus subject to the terms and conditions of the Company’s incentive bonus plan and as the Compensation Committee of the Board of Directors may determine, and for all equity-based employee benefit plans maintained by the Company, including, but not limited to, the Company’s Amended and Restated Equity Incentive Plan, as amended (the “Equity Incentive Plan”). His first year bonus is guaranteed to be at least $30,000. Subject to the discretion of the Compensation Committee and the Company’s and Mr. Ainsworth’s performance during relevant periods, it is anticipated that his annual level of participation in the Equity Incentive Plan will be 50% of his base salary.

He will also be eligible to participate in the Company’s standardized benefits programs, including participation in all employee benefit plans, health, vacation and sick leave.

There are no other arrangements or understandings pursuant to which Mr. Ainsworth was selected as Vice President and Chief Accounting Officer. There are no family relationships among any of our directors, executive officers, and Mr. Ainsworth. There are no related party transactions between us and Mr. Ainsworth reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILE MINI, INC.

Dated: August 22, 2016	/s/ Christopher J. Miner
	Name:	Christopher J. Miner
	Title:	Senior Vice President and General Counsel